SEVERANCE AND INDEMNIFICATION AGREEMENT

               THIS AGREEMENT is made as of April 23, 1998, by and between ECHLIN INC., a Connecticut corporation (the "Company"), and _______________ ("Executive").

               WHEREAS, the Executive has been covered under the terms of the Company's Change In Control Severance Policy (as restated and amended to date, the "Severance Policy");

               WHEREAS, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key management personnel, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of the Company and to prevent the protection which the Company intends to provide the Executive under the Severance Policy from being defeated;

               WHEREAS, in recognition of the Executive's reliance on his being indemnified by the Company the Company desires to provide the Executive with specific contractual assurance that the Executive is indemnified by the Company to the full extent permitted by applicable law; and

               WHEREAS, the Company and the Executive desire to amend and restate the terms and conditions of the Severance Policy, as applied to the Executive, as hereinafter set forth;

               NOW THEREFORE, the parties hereto agree as follows:

               Section 1. Term of Agreement. This Agreement shall be effective as of the date hereof and shall continue in effect through December 31, 1999; provided that on January 1, 2000 and each January 1 thereafter, the term of this Agreement shall automatically be extended for an additional year unless the Company or the Executive shall have given at least ninety (90) days' prior notice not to extend this Agreement or a Change In Control shall have occurred prior to such January 1; provided further that if a Change In Control (as hereinafter defined) shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change In Control occurred.

               Section 2. Change In Control. For purposes of this Agreement, an event constituting a "Change In Control" shall occur when (and only when) the Company obtains actual knowledge that: (1) any person or group within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), other than the Company or any of its subsidiaries, has become the beneficial owner, within the meaning of Rule 13d-3 under the 1934 Act, of thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting securities; or (2) a tender offer or exchange offer, other than an offer by the Company, has expired, pursuant to which twenty percent (20%) or more of the combined voting power of the Company's then outstanding shares of common stock have been purchased; or (3) the stockholders of the Company have approved an agreement to merge or consolidate with or into another corporation and the Company is not the surviving corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation);
or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or "person" other than the Board.

               Section 3. Termination Following Change In Control. For the purposes of this Agreement, a "Qualifying Termination," entitling the Executive to receive the benefits provided in Section 5 hereof, is defined to mean: layoff or involuntary termination of the Executive's employment other than for Cause (as hereinafter defined) or termination of employment by the Executive for Good Reason (as hereinafter defined), all occurring within two years after the date a Change In Control occurs.

               Termination of employment shall be considered to be for "Cause," whether it occurred by resignation or discharge, if the reason for the termination of employment was the Executive's proven in a court of law or admitted embezzlement, dishonesty, fraud, conviction on a felonious or other charge involving moral turpitude, all in connection with the Company's affairs. The Board or, following a Change In Control, the Trust Administration Committee, shall make the determination as to whether the termination is for cause and such determination shall be binding, final and conclusive on all concerned.

               Termination of employment shall be considered to be for "Good Reason" if (1) without the express written consent of the Executive, the Executive is assigned material duties substantially inconsistent with the Executive's positions, duties, responsibilities or status with the Company as in effect before the Change In Control, or the Executive's titles or offices as in effect immediately prior to the Change In Control are substantially diminished or the Executive is removed from or not reelected to any of such positions, or any other action is taken by the Company or any of its affiliates which results in a diminution in the Executive's position, authority, or principal duties or responsibilities other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice given thereof by the Executive, except any such assignment, action or change resulting from the Executive's termination of employment for Cause, or from the Executive's Disability (as hereinafter defined) or death; provided, however, that notwithstanding the foregoing, in no event shall a termination of employment be considered to be for "Good Reason" if, at the time of the termination, the Executive shall have had a position with a title, level of duties and responsibilities substantially similar to the Executive's title, duties and responsibilities immediately prior to the Change In Control (but disregarding, except for (i) the Company's Chairman, President and Chief Executive Officer or (ii) the Corporate Senior Vice Presidents -- General Counsel, Human Resources, Chief Financial Officer and Corporate Development, any changes as a result of the Company no longer being publicly traded or becoming a subsidiary, and any changes to conform titles to those of equivalent positions in an affiliate of the Company); (2) either the compensation or benefit entitlement of the Executive as in effect immediately prior to the Change In Control or as increased following the Change In Control is substantially reduced; (3) the Company requires the Executive without the Executive's express written consent to be based anywhere other than the Company's location where the Executive is principally employed or another location that is not more than fifty (50) miles from the location where the Executive is principally employed immediately prior to the Change In Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations in effect immediately prior to the Change In Control; (4) any failure by the Company to obtain an express written assumption of this Agreement from any successor to or assign of the Company; or (5) if the Executive is, on the date the Change In Control occurs, (i) the Company's Chairman, President and Chief Executive Officer or (ii) a Corporate Senior Vice President, the Executive elects for any reason to terminate his employment during the thirty-day period
commencing one year after the date of the Change In Control.   In the case of
events described in (1) through (4), the Executive shall not be deemed to have waived a claim of Good Reason as a result of the passage of no more than 180 days between the occurrence of the event and the assertion of such claim.

               "Disability" shall have the same meaning as under the Company's long term disability program immediately prior to the occurrence of the Change In Control or at the time of the occurrence of the Executive's termination of employment due to such Disability.

               If the Executive incurs a Qualifying Termination, he will be entitled to a notice period of at least thirty (30) days and will remain employed and continue to be compensated through such notice period at a rate, in the case of base salary, equal to the higher of the annual base salary in effect on the date that the Change In Control occurs or on the date the notice period begins.

               Section 4. Vesting of SERP Benefits Upon Change In Control. Upon the occurrence of a Change In Control under this Agreement, the Executive's benefits under the Company's Supplemental Executive Retirement Plan (the "SERP") shall become vested, without regard to whether a "Change In Control" has occurred under the definition of that term under the SERP.

               Section 5. Compensation Upon a Qualifying Termination. Following a Change In Control, upon the occurrence of a Qualifying Termination, in addition to the lump sum payment contemplated by Section 5(b), the Executive shall be entitled to:

           (a) Separation Payment. A separation payment equal to three times the sum of the Executive's annual base salary (based on the higher of the annual base salary in effect as of the date that the Change In Control occurs or the date of the Executive's Qualified Termination) plus annual bonus (based on the higher of the Executive's (i) most recent annual incentive bonus paid prior to the Change In Control or (ii) targeted annual bonus, based on the Executive's grade and the annual incentive plan in effect as of the date that the Change In Control occurs or, if higher, as of the date of the Executive's Qualified Termination), to be paid in a lump sum within thirty (30) days of the Executive's Qualifying Termination.

            (b) Additional Pension Credit. For purposes of calculating the Executive's benefits under the qualified and nonqualified defined benefit plans in which the Executive participates, (i) the Executive shall be entitled to three additional years of service credit for all purposes under such plans, including without limitation vesting, eligibility (for participation and for any early retirement subsidy or other benefit) and benefit accrual purposes,
(ii) the Executive will be eligible for pension, unreduced for early commencement, (iii) all compensation paid under Section 5(a) of the Agreement shall be treated as pensionable earnings (as if the Executive had received such amounts ratably over the three additional credited years) for purposes of computing his benefits under the plan and (iv) all years of employment with the Company shall be counted as valid years of service for all purposes, as described above, under the plans, regardless of when served. In addition, the incremental benefit provided in this paragraph shall be paid in lump sum immediately upon the Executive's Qualifying Termination. Calculation of the lump sum payment provided for in this paragraph shall be based on the immediate commencement of the Executive's monthly retirement benefit with no reduction for early commencement of benefits, using the Applicable Interest Rate (as defined in the SERP) as of the second month preceding such Qualifying Termination and the other actuarial assumptions applicable to the SERP. Benefits described in this paragraph, to the extent not provided under the qualified and nonqualified defined benefit plans in which the Executive participates, and consistent with the provisions of Section 8, shall be obligations of the Company arising under this Agreement and may be satisfied from the general assets of the Company or as provided in Section 9.

           (c) Benefits. The following Company-paid benefits, provided for 36 months to the Executive, except when substantially similar coverage is available to the Executive through other employment. These benefits shall either be provided to the Executive on a non-taxable basis or the Executive shall be entitled to an additional payment to offset any income tax obligations incurred with respect to such benefits according to the procedures set forth in
Section 5(d):

            (i) Medical Insurance Plans (including, if applicable for the Executive, the Executive Medical Plan)
            (ii)  Prescription Drug Plan
            (iii) Dental Insurance Plan
            (iv) Basic Life Insurance coverage in the amount in effect at the time of separation rounded to nearest $1,000 multiple, and without Accidental Death and Dismemberment coverage.
            (v) If eligible at the time of the Change In Control or Qualified Termination, continuation of the Company provided automobile benefits.
            (vi) In addition, but in lieu of any other Company sponsored benefit for third party, professional out-placement services, the sum equal to 15% of the higher of the Executive's annual base salary in effect on the date of the Change In Control or on the date of the Qualifying Termination, payable upon the occurrence of Qualifying Termination.
            (vii) Employee Assistance Program

               These provisions are not meant to supersede COBRA rights, which shall commence from the date that benefits under this Section 5(c) terminate.

           (d) Certain Additional Payments by the Company.

                                 (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or similar section or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment the Executive retains an amount of the Gross-Up Payment equal to all such taxes imposed upon the Payments.

                                (ii) Subject to the provisions of subsection 5(d)(iii) hereof, all determinations required to be made under this subsection 5(d), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Price Waterhouse LLP, or its successor firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of termination of employment under this Agreement, if applicable, or such earlier time as is requested by the Executive or the Company. When calculating the amount of the Gross-Up Payment, the Executive shall be deemed to pay:

                                            (A)  Federal income taxes at the
                                highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and

                                            (B)  any applicable state and local
                                income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

                                If the Accounting Firm has performed services for the person, entity or group who caused the Change In Control, or affiliate thereof, the Executive may select an alternative accounting firm from any nationally recognized firm of certified public accountants. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he or she has substantial authority not to report any Excise Tax on his or her federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to subsection 5(d)(iii) hereof, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                               (iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                                            (A)  give the Company any
                                information reasonably requested by the Company relating to such claim,

                                            (B)  take such action in connection
                                with contesting such claim as the Company shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                                            (C)  cooperate with the Company in
                                good faith in order effectively to contest such claim, and

                                            (D)  permit the Company to
                                participate in any proceedings relating to such claim;

                                provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection 5(d)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                                (iv) If after the receipt by the Executive of an amount advanced by the Company pursuant to subsection 5(d)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of subsection 5(d)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection 5(d)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid under subsection 5(d)(iii). The forgiveness of such advance shall be considered part of the Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.

               Section 6.  Mitigation.  Except as specifically provided in
Section 5, the Executive shall not be required to mitigate the amount of any payment provided for in Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after a Qualifying Termination, or otherwise.

               Section 7.  Indemnification.   (a) Right to Indemnification.
(i) The Company shall pay all costs, losses and expenses (including without limitation, attorneys' and other fees and expenses, judgments, fines, penalties and amounts paid in settlement) (collectively, "Expenses") which the Executive may incur or become liable for in connection with any threatened, pending or completed action, suit, proceeding or inquiry (whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal) (collectively, "Proceedings") by reason of the fact that the Executive is or was serving or had agreed to serve at the request of the Company as a director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise, including without limitation any subsidiary of the Company.

                                (ii) If the Executive is entitled under this Agreement to indemnification by the Company for some, but not the total amount, of any Expenses, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled to indemnification.

           (b) Advancement of Expenses. (i) The Company shall pay all Expenses incurred by the Executive in participating in or preparing to participate in any Proceeding in advance of the final disposition of such Proceeding upon request by the Executive that the Company pay such Expenses, subject only to delivery to the Company of: (A) a written affirmation that, with respect to the subject of such Proceeding, (1) the Executive conducted himself in good faith, (2) the Executive reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the best interests of the Company, and (b) in all other cases, that his conduct was at least not opposed to the best interests of the Company and (3) in the case of any criminal proceeding, the Executive had no reasonable cause to believe his conduct was unlawful; and (B) the Executive's unsecured written undertaking to repay any funds advanced if and to the extent that it is ultimately determined that the Executive is not entitled under applicable law to be indemnified as provided hereby.

                               (ii)  The written undertaking referred to in
               Section 7(b)(i)(B) shall be accepted without reference to the ability of the Executive to make repayment.

           (c) Procedures. (i) The Executive shall promptly notify the Company in writing of any Proceeding brought, threatened, commenced or asserted against the Executive in respect of which indemnification may or could be sought under this Agreement.

                                (ii) The Company shall have the right to assume the defense of any such Proceeding, including the employment of counsel reasonably satisfactory to the Executive and the payment of all Expenses. The Executive shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Executive unless (A) the Company agrees to pay such fees and expenses, (B) the Company shall have failed promptly to assume the defense of such Proceeding or (C) the Executive shall have reasonably concluded, upon the advice of counsel, that there is a conflict of interest between the Executive and the Company. If the Executive has made the conclusion referred to in clause (C), the Company shall not have the right to assume the defense of such Proceeding on behalf of the Executive.

                               (iii) Neither the Company nor the Executive may settle or compromise any Proceeding covered by the indemnification set forth herein without the prior written consent of the other, which such consent shall not to be unreasonably withheld or delayed.

                                (iv)  The Company shall make payment of any
                amount due by it under this Agreement against delivery to the Company of appropriate invoices or receipts or such other evidence of Expenses as the Company reasonably requires.

           (d) Insurance. (i) The Company hereby agrees to obtain and maintain in effect for the benefit of the Executive a policy or policies of insurance with reputable insurance companies providing for customary directors and officers liability insurance in appropriate amounts.

                                (ii)  Nothing herein is intended to replace,
                preempt or otherwise affect the obligation of any insurer to make any payment under any policy of insurance, whether or not existing on the date hereof.

           (e) Non-Exclusivity; No Duplication. The rights of the Executive to indemnification under this Agreement shall not be exclusive of any other rights the Executive may have under the Company's Certificate of Incorporation or By-laws, the Connecticut Business Corporation Act (as amended from time to time, the "Act"), any insurance or otherwise; provided that the Company shall not be liable under this Agreement to make any payment in connection with any claim to the extent the Executive has otherwise received payment (under the Certificate of Incorporation or By-laws, the Act, any insurance policy or otherwise) of Expenses otherwise indemnifiable hereunder; and provided further that the Executive shall reimburse the Company for amounts paid to the Executive pursuant to such other rights to the extent such payments duplicate any payments received pursuant to this Agreement.

           (f) Subrogation. In the event of payment of any Expenses, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

                Section 8. No Duplication of Payments or Benefits. To the extent that payments or benefits contemplated by this Agreement are also contemplated by other plans or arrangements of the Company, such payments or benefits shall first be provided under such other plans or arrangements, with only the excess provided under this Agreement. This Agreement shall also provide any payments or benefits contemplated to be provided under such other plans or arrangements, which for any reason are not or cannot be provided under such other plans or arrangements.

                Section 9. Trust and Obligation Funding. The Company may establish a trust, which is intended to be treated as and interpreted as a "grantor trust" under the Code, and which, to the extent funded in respect of this Agreement, shall not be intended to cause the Executive to realize income on amounts contributed thereto (the "Trust"), with a trustee (the "Trustee"), pursuant to such terms and conditions as may be set forth in a Trust Agreement to be entered into between the Company and the Trustee. At the discretion of the Company prior to a Change In Control, and in all cases following a Change In Control, any amounts that become payable to any person under this Agreement, shall first be paid from the Trust and then, to the extent not paid from the Trust, shall be paid out of the general assets of the Company. To the extent that any payments are made from the Trust, the Company shall be relieved of its obligation to pay such amounts.

               Section 10. Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by certified or registered mail, overnight delivery or by facsimile transmission. Notice to the Company shall be given at its then-existing corporate headquarters and shall be directed to the Secretary (or such other location or person as the Company subsequently shall designate in writing to the Executive). Notice to the Executive shall be given at the address set forth on the signature page hereof (or such other address as the Executive subsequently shall designate in writing to the Company).

               Section 11. Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

               Section 12. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. In the event that any part of a covenant contained herein is determined by a court of law to be invalid, a judicially enforceable provision shall be substituted in its place. Any covenant so modified shall be binding upon the parties and shall have the same force and effect as if originally set forth in this Agreement.

               Section 13. Modification. This Agreement may be amended only in writing, signed by both parties hereto.

               Section 14. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions thereof.

               Section 15.  Successors; Binding Agreement.   (a)  The Company
will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required
to perform it if no such succession had taken place.   As used in this
Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Prior to a Change In Control, the term "Company" shall also mean any affiliate of the Company to which the Executive may be transferred and the Company shall cause such successor employer to be considered the "Company" bound by the terms of this Agreement and this Agreement shall be amended to so provide. Following a Change In Control the term "Company" shall not mean any affiliate of the Company to which the Executive may be transferred unless the Executive shall have previously approved of such transfer in writing, in which case the Company shall cause such successor employer to be considered the "Company" bound by the terms of this Agreement and this Agreement shall be amended to so provide.

           (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

               Section 16. Resolution of Disputes; Choice of Forum. The parties agree that any dispute, controversy or claim arising out of or relating to this Agreement shall, at the election of the Executive, be resolved by final and binding arbitration, enforceable under the Federal Arbitration Act, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All such disputes, controversies or claims shall be determined by a panel of three arbitrators selected in accordance with the rules of the American Arbitration Association and the arbitration shall be conducted in the City of New Haven, State of Connecticut. In the event that within 60 days after the Company commences litigation in connection with this Agreement the Executive commences an arbitration proceeding concerning the same issue or issues, the Company shall promptly terminate such litigation and submit to the jurisdiction of the arbitration proceeding to the extent that it involves such issue or issues. This Section shall survive the termination of this Agreement for any reason.

               Section 17. Payment of Expenses. In the event that any Proceeding is instituted by the Executive to enforce or interpret the Executive's rights hereunder, the Executive shall be entitled to be paid all Expenses incurred by the Executive with respect to such Proceeding, unless as a part of such Proceeding, the arbitration panel or court of competent jurisdiction determines that the material assertions made by the Executive as a basis for such Proceeding were not made in good faith or were frivolous, in which case each party to the Proceeding shall bear its own costs. The Executive may claim payment for such Expenses from the Trust described in
Section 9 of this Agreement, and shall be paid from the general assets of the Company to the extent not paid from the Trust.

               Section 18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut.

               Section 19. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon a single instrument.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                    ECHLIN INC.


                                By: ______________________________________
                                    Name:
                                    Title:



                                    ______________________________________
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